Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated May 23, 2022, the prospectus supplement dated June 27, 2022 and the underlying supplement dated June 27, 2022 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

Free writing prospectus dated March 15, 2024 (to the Prospectus dated May 23, 2022, the Prospectus Supplement dated June 27, 2022 and the Underlying Supplement dated June 27, 2022)	Filed Pursuant to Rule 433 Registration Statement No. 333-265158

Barclays Bank PLC – Bearish Jump Securities Based on the Inverse Performance of the S&P 500® Index due May 5, 2025

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying pricing supplement, the prospectus, prospectus supplement and underlying supplement, as well as the “Risk Factors” on the following page, prior to making an investment decision.

Summary Terms	Bearish Digital Jump Securities Payoff Diagram*

Issuer:	Barclays Bank PLC
Underlier:	S&P 500® Index (Bloomberg ticker symbol “SPX<Index>”)
Pricing date:	March 28, 2024
Original issue date:	April 3, 2024
Valuation date:	April 30, 2025
Maturity date:	May 5, 2025
Payment at maturity:

You will receive on the maturity date a cash payment per security determined as follows:

• If the final underlier value is less than or equal to the initial underlier value:

$1,000 + ($1,000 × fixed percentage)

• If the final underlier value is greater than the initial underlier value:

the greater of (a) $1,000 + ($1,000 × bearish underlier return) and (b) $0

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 and will represent a loss of some, and possibly all, of an investor’s initial investment. Investors may lose their entire initial investment in the securities.

Fixed percentage:	At least 37.30% (to be determined on the pricing date)
Bearish underlier return:	(initial underlier value – final underlier value) / initial underlier value
Initial underlier value:	The closing level of the underlier on the pricing date
Final underlier value:	The closing level of the underlier on the valuation date
CUSIP/ISIN:	06745QBQ1 / US06745QBQ10
Additional terms:	Terms used in this document, but not defined herein, will have the meanings ascribed to them in the accompanying pricing supplement.
Pricing supplement:	http://www.sec.gov/Archives/edgar/data/312070/00009501032400 3902/dp208447_424b2-5814ms.htm

Payment on the securities is not guaranteed by any third party and is subject to the creditworthiness of Barclays Bank PLC and the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

Hypothetical Payment at Maturity*
Bearish Underlier Return	Payment at Maturity	Total Return on Securities
-110.00%	$0.00	-100.00%
-100.00%	$0.00	-100.00%
-90.00%	$100.00	-90.00%
-80.00%	$200.00	-80.00%
-70.00%	$300.00	-70.00%
-60.00%	$400.00	-60.00%
-50.00%	$500.00	-50.00%
-40.00%	$600.00	-40.00%
-30.00%	$700.00	-30.00%
-20.00%	$800.00	-20.00%
-10.00%	$900.00	-10.00%
-5.00%	$950.00	-5.00%
-2.50%	$975.00	-2.50%
0.00%	$1,373.00	37.30%
5.00%	$1,373.00	37.30%
10.00%	$1,373.00	37.30%
20.00%	$1,373.00	37.30%
30.00%	$1,373.00	37.30%
37.30%	$1,373.00	37.30%
40.00%	$1,373.00	37.30%
50.00%	$1,373.00	37.30%
60.00%	$1,373.00	37.30%
70.00%	$1,373.00	37.30%
80.00%	$1,373.00	37.30%
90.00%	$1,373.00	37.30%
100.00%	$1,373.00	37.30%
*The graph and table above assume a hypothetical fixed percentage of 37.30%. The actual fixed percentage will be determined on the pricing date.

Our estimated value of the securities on the pricing date, based on our internal pricing models, is expected to be between $970.10 and $973.60 per security. The estimated value is expected to be less than the initial issue price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” in the accompanying pricing supplement.

U.K. Bail-in Power Acknowledgment

Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities (or the trustee on behalf of the holders of the securities), by acquiring the securities, each holder and beneficial owner of the securities acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

The Underlier

For more information about the underlier, including historical performance information, see the accompanying pricing supplement.

Risk Factors

An investment in the securities involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the securities generally in the “Risk Factors” sections in the accompanying pricing supplement and the prospectus supplement. You should not purchase the securities unless you understand and can bear the risks of investing in the securities.

Risks Relating to the Securities Generally

•	The securities do not pay interest or guarantee the return of any principal.
•	The securities provide inverse exposure to the underlier.
•	The potential return on the securities is limited to the fixed percentage.
•	Any payment on the securities will be determined based on the closing levels of the underlier on the dates specified.
•	Investing in the securities is not equivalent to investing in (or taking a short position in) the underlier or the securities composing the underlier.
•	The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Issuer

•	Any payments on the securities are subject to issuer credit risk.
•	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority.

Risks Relating to the Underlier

•	Adjustments to the underlier could adversely affect the value of the securities.
•	Governmental legislative or regulatory actions, such as sanctions, could adversely affect your investment in the securities.

Risks Relating to Conflicts of Interest

•	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the securities.
•	We and our affiliates, and any dealer participating in the distribution of the securities, may engage in various activities or make determinations that could materially affect your securities in various ways and create conflicts of interest.

Risks Relating to the Estimated Value of the Securities and the Secondary Market

•	The securities will not be listed on any securities exchange, and secondary trading may be limited.
•	The market price of the securities will be influenced by many unpredictable factors.
•	The estimated value of your securities is expected to be lower than the initial issue price of your securities.
•	The estimated value of your securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market.
•	The estimated value of the securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions.
•	The estimated value of your securities is not a prediction of the prices at which you may sell your securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your securities and may be lower than the estimated value of your securities.
•	The temporary price at which we may initially buy the securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your securities.

Tax Considerations

You should review carefully the section entitled “Additional Information about the Securities—Tax considerations” in the accompanying pricing supplement.

In the event that any of the terms set forth or defined in this document conflict with the terms or defined terms set forth in the accompanying pricing supplement, the terms or defined terms set forth in the accompanying pricing supplement will control.